Exhibit 10.3

SEVERANCE AGREEMENT

1.	PARTIES.

The parties to this Severance Agreement (hereinafter “Agreement”) are MARK J. SANDQUIST and COLUMBIA SPORTSWEAR COMPANY, an Oregon corporation, with its principal place of business at 14375 NW Science Park Drive, Portland, Oregon 97229 (“COLUMBIA”).

1.1	MARK J. SANDQUIST.

For the purposes of this Agreement, SANDQUIST means MARK J. SANDQUIST, and SANDQUIST’s heirs, executors, administrators, and assigns.

1.2	THE COMPANY.

For purposes of this Agreement “Company” means COLUMBIA SPORTSWEAR COMPANY, and all subsidiaries, affiliated companies and other business entities thereof, all predecessors and successors of each, and all of each entity’s officers, shareholders, directors, employees, agents, or assigns, in their individual and representative capacities.

2.	BACKGROUND AND PURPOSE.

SANDQUIST has been employed by COLUMBIA since March 23, 1995. SANDQUIST’s employment is ending effective March 24, 2009 (hereinafter Termination Date). The parties are entering into this Agreement to define the severance relationship and to settle fully and finally any and all claims SANDQUIST may have against Company, whether asserted or not, known or unknown, including, but not limited to, claims arising out of or related to SANDQUIST’s employment, termination, and claim for reemployment, or any other claims whether asserted or not, known or unknown, past or future, that relate to SANDQUIST’s employment, termination, reemployment, or application for reemployment. SANDQUIST has twenty-one (21) days to consider this Agreement.

3.	RELEASE.

SANDQUIST waives, acquits and forever discharges Company from any and all claims SANDQUIST may have. SANDQUIST hereby releases Company from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of or past or future failure or refusal to employ SANDQUIST by Company, or any other past or future claim (except as reserved by this Agreement or where expressly prohibited by law) that relates in any way to SANDQUIST’s employment, termination, employment contract, compensation, benefits, reemployment, or application for employment, with the exception of any claim SANDQUIST may have against COLUMBIA for enforcement of this Agreement. This release includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal authority, including but not limited to any claim arising under the state or local statutes governing the jurisdiction where SANDQUIST was employed by COLUMBIA dealing with civil rights, employment, wage and hour, discrimination in employment, Employee Retirement Income Security Act (ERISA), Title VII of the Civil Rights Act of 1964, the Post-Civil War Civil Rights Act (42 U.S.C. §§ 1981-1988), the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, all as amended, any regulations under such authorities, or any other applicable constitutional, statutory, contract, tort, or common law theories, except that SANDQUIST does not hereby release Company from its obligations under this Agreement, its contribution and indemnification obligations whether arising under this Agreement or otherwise, or from any coverage under any policy of insurance providing indemnity and related costs for the benefit of SANDQUIST.

It is understood and agreed that the acts done and evidenced hereby and the release granted hereunder is not an admission of liability on the part of SANDQUIST or Company, by whom liability has been and is expressly denied.

Neither the foregoing release nor anything else in this Agreement applies in any way to SANDQUIST’s rights to any ERISA qualified deferred compensation accounts under existing Company tax-qualified plans, with all such account balances to be made available for transfer as directed by Sandquist contemporaneously with or subsequent to the date hereof, subject to applicable regulatory and plan provisions.

4.	CONSIDERATION.

After receipt of this Severance Agreement properly and fully endorsed by SANDQUIST, and the expiration of the seven- (7) day revocation period provided by the Older Workers Benefit Protection Act without SANDQUIST’s revocation, Company shall commence payment to SANDQUIST of the total sum of five-hundred fourteen thousand, eight-hundred and 00/100 Dollars ($514,800.00) (all less proper withholding), paid in a lump sum according to Section 4.3 of the Columbia Sportswear Company Change in Control Severance Plan (the “Plan”) after expiration of the revocation period described above. The lump sum will be net of amounts withheld with respect to taxes and any other legally required deductions.

SANDQUIST also has the option to use the DBM Outplacement program for executives (a six month program). This outplacement benefit is available to SANDQUIST through December 31, 2009. In accordance with Section 4.1(b) of the Plan, if SANDQUIST and his spouse and dependent children (as applicable) elect COBRA continuation coverage under COLUMBIA’s group health plans, COLUMBIA will pay the employer’s portion of the health insurance premium for COBRA coverage for a period beginning on April 1, 2009 and ending on the earliest to occur of (i) the date on which SANDQUIST is no longer entitled to COBRA continuation coverage under COLUMBIA’s group health plans, and (ii) March 31, 2010. SANDQUIST will be responsible for the employee portion of the health insurance premium.

SANDQUIST has received equity grants from the Company and has, depending on the specific grant, 30 to 90 days from date of termination to exercise any vested stock options. SANDQUIST should contact Kathy Fox, Stock Plan Administrator, for more information.

5.	NONDISPARAGEMENT.

SANDQUIST agrees that he will not disparage or make false or adverse statements about Company. In the event that Company becomes aware of any actions or statements that are attributed to SANDQUIST that Company reasonably believes are disparaging, false or adverse to Company, Company may consider this Agreement breached and may take actions consistent therewith, including recoupment of sums paid to SANDQUIST hereunder. COLUMBIA agrees that its officers and directors will not disparage or make false or adverse statements about SANDQUIST. In the event that SANDQUIST becomes aware of any actions or statements that are attributed to COLUMBIA’s officers or directors that SANDQUIST reasonably believes are disparaging, false or adverse to SANDQUIST, SANDQUIST may consider this Agreement breached and may take actions consistent therewith.

6.	CONFIDENTIAL, PROPRIETARY AND TRADE SECRET INFORMATION.

SANDQUIST acknowledges the continuing duty not to use or disclose confidential, proprietary or trade secret information learned while an employee of Company or its predecessors, including the terms of this Agreement. Should SANDQUIST, his attorney or agents be requested in any judicial, administrative, or other proceeding to disclose any confidential, proprietary or trade secret information that SANDQUIST learned while an employee of Company or its predecessors, SANDQUIST shall promptly notify Company of such request.

7.	COVENANTS.

7.1	SANDQUIST’s COVENANT NOT TO PROSECUTE OR MAINTAIN ANY ACTION OR PROCEEDING AGAINST COMPANY.

In exchange for the Settlement Consideration, SANDQUIST agrees not to prosecute or hereafter maintain or institute any action at law, suit or proceeding in equity, administrative or any proceeding of any kind or nature whatsoever against Company for any reason related in any way to any claim released herein. SANDQUIST further agrees that he will not raise any claim against Company by way of defense, counterclaim or cross-claim or in any other manner, on any alleged claim, demand, liability or cause of action released herein. At the time of his execution of this Agreement, SANDQUIST represents that there are no claims, complaints or charges pending against Company in which SANDQUIST is a party or complainant. Further, SANDQUIST acknowledges and agrees he has no unasserted workers’ compensation claims through the date of his execution of this Agreement.

7.2	COVENANT TO RETURN ALL COMPANY PROPERTY.

SANDQUIST and Company acknowledge that SANDQUIST has returned to the Company all property of Company including credit cards, keys, card keys, computers, documents, cell phone, palm pilot, equipment, supplies, and any other property belonging to Company. SANDQUIST further agrees that he has no undisclosed personal charges or unauthorized business charges on the credit cards to be returned or otherwise and agrees to reimburse Company if he is mistaken.

7.3	COOPERATION IN DEFENSE OF COMPANY; CONSULTATION.

SANDQUIST agrees now and in the future that he will assist Company to the best of his ability in the defense of any claim brought against Company of which SANDQUIST has any personal knowledge. Company agrees it will use commercially reasonable efforts to accommodate his obligations to third parties in scheduling his time and will reimburse SANDQUIST reasonable out-of-pocket expenses in providing such assistance. As of the date of this agreement, the Company is not aware of any disputes that the Company anticipates will require SANDQUIST’s assistance. SANDQUIST agrees that he will notify the Company if he is contacted by any person or party regarding a dispute with the Company and will not communicate with that person or party unless compelled to do so by law or requested to do so by the Company. In addition, for a twelve (12) month period ending March 31, 2010, SANDQUIST agrees to provide specific operations information to Company as requested in a reasonable, timely and clear manner, to allow Company to continue and/or complete job tasks, activities, assignments, to continue effective relationships with business partners, and to respond to inquiries as needed by telephone at no additional cost to Company beyond what is provided by this Agreement.

7.4	RESIGNATION.

Effective immediately, SANDQUIST hereby resigns as an officer of Columbia Sportswear Company and as an officer and/or director of its subsidiaries, as applicable and whatever.

7.5	NON-COMPETITION.

The Company represents that SANDQUIST is not subject to any non-competition agreement that would restrict SANDQUIST’S ability to become employed or provide services in the apparel industry.

8.	ARBITRATION OF CERTAIN DISPUTES; CLAIMS FOR IRREPARABLE HARM; VENUE.

Except as provided below, SANDQUIST and Company agree that should any dispute arise between the parties whether or not arising out of this Agreement, the issue shall be submitted to arbitration in Portland, Oregon, before one arbitrator pursuant to the then current employment rules of the American Arbitration Association. Unless otherwise required by applicable law, each party shall pay its own costs and attorneys’ fees. Notwithstanding the above, in the event either party wishes to obtain equitable relief for violations of paragraphs 5, 6 or 7 including, without limitation, specific performance, immediate issuance of a temporary restraining order or preliminary injunction enforcing this Agreement, it may bring a claim for such relief in arbitration or in an action in an applicable court in Portland, Oregon.

9.	SCOPE OF AGREEMENT.

The provisions of this Agreement shall be deemed to obligate, extend to, and inure to the benefit of the Company’s affiliates, successors, predecessors, assigns, directors, officers, and employees and each party’s insurers, transferees, grantees, legatees, agents and heirs, including those who may assume any and all of the above-described capacities subsequent to the execution and effective date of this Agreement.

10.	OPPORTUNITY FOR ADVICE OF COUNSEL.

SANDQUIST acknowledges that he has been encouraged by Company to seek advice of counsel with respect to this Agreement and has had the opportunity to do so.

11.	SEVERABILITY.

Every provision of this Agreement is intended to be severable. In the event any term or provision of this Agreement is declared to be illegal or invalid for any reason whatsoever by an arbitrator or a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Agreement, which terms and provisions shall remain binding and enforceable.

12.	NO WAIVER.

Failure of either party to enforce any term of this Agreement shall not constitute a waiver of the party’s right to enforce that term or any other term of this Agreement.

13.	COSTS AND ATTORNEY’S FEES.

The parties each agree to bear their own costs and attorneys’ fees which have been or may be incurred in connection with any matter herein or in connection with the negotiation and consummation of this Agreement or any action to enforce the provisions of this Agreement.

14.	GOVERNING LAW.

The rights and obligations of the parties under this Agreement shall in all respects be governed by the laws of the United States and the State of Oregon.

15.	REVOCATION.

As provided by the Older Workers Protection Act, SANDQUIST is entitled to have twenty-one (21) days to consider this Agreement. For a period of seven (7) days from execution of this Agreement, SANDQUIST may revoke this Agreement. Upon receipt of SANDQUIST’s signed Agreement and the expiration of the seven (7) day revocation period without SANDQUIST’s revocation, payment by Company as provided herein will be forwarded by mail in a timely manner in accordance with Company’s regular bi-weekly payroll schedule.

16.	MODIFICATION.

No modification or waiver of any of the provisions of this Agreement or any future representation, promise or addition shall be binding upon the parties unless made in writing and signed by the parties.

Name:	/s/ MARK J. SANDQUIST	Dated:	April 3, 2009
MARK J. SANDQUIST

COLUMBIA SPORTSWEAR COMPANY

By:	/s/ SUSAN G. POPP	Dated:	April 3, 2009

Its:	VICE PRESIDENT HUMAN RESOURCES

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